UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 26, 2013

PolyMedix, Inc.
(Exact Name of Issuer as Specified in Charter)

Delaware	000-51895	27-0125925
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

170 N. Radnor-Chester Road; Suite 300 Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

(484) 598-2400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2013, Nicholas Landekic’s employment as president and chief executive officer of PolyMedix, Inc., referred to as the “company,” ceased.  Also, on January 30, 2013, the board of directors of the company appointed Edward F. Smith as acting president and chief executive officer.  Mr. Landekic had functioned as the principal executive and operating officer of the company and, with his appointment as acting president and chief executive officer, Mr. Smith will add those functions to his existing functions as principal financial and accounting officer.

Edward F. Smith, age 41, has served as Vice President, Finance, Chief Financial Officer and Secretary of PolyMedix, Inc. since January 2006.  Mr. Smith has approximately twenty years of combined biopharmaceutical industry and financial management experience. From 2000 to 2005, he was Executive Director of Finance at InKine Pharmaceutical Company, Inc. (acquired by Salix Pharmaceuticals, Ltd. in 2005).  From 1993 to 1999, Mr. Smith held various positions of increasing responsibility in public accounting, most recently at Deloitte & Touche LLP.  Mr. Smith is licensed as a Certified Public Accountant in Pennsylvania and holds a B.S. degree in Business Administration from the University of Hartford.

On January 26, 2013, the compensation committee of the company’s board of directors modified the terms of Mr. Landekic’s employment arrangement by reducing his base salary to the rate of $250,000 per year, the minimum amount contemplated under his employment agreement dated July 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMEDIX, INC.

Date: January 30, 2013	By:	/s/ Edward F. Smith
Edward F. Smith
Acting Chief Executive Officer
and Chief Financial Officer